Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Ferrari N.V. for the registration of common shares and to the incorporation by reference therein of our report dated February 24, 2023, with respect to the consolidated financial statements of Ferrari N.V. for the year ended December 31, 2022, included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ EY S.p.A.
Milan, Italy
February 26, 2025